EXHIBIT 10.1

July 25, 2001

Mr. Michael F. Biehl
1303 West Melrose Drive
Westlake, Ohio 44145

Re: Chief Financial Officer Position with Chart Industries, Inc. (Chart)

Dear Michael:

In light of our conversation, and as a follow-up to my June 26, 2001 offer letter to you Vis a Vis the above captioned position, the following clarifications to item 7 “Severance” are being made to the same.

1.     Twelve (12) months base pay in the event of an involuntary termination “without cause”:

If your employment is involuntarily terminated by Chart “without cause”, then Chart shall pay you an amount equal to twelve (12) months of your then current base pay. The term “without cause” shall mean a determination by the Board of Directors (without your participation in the same) of Chart pursuant to proper exercise of judgment, that any one of the following events has not occurred:

i).	You have been indicted by a state or federal grand jury of committing a felony;

ii).	the Board receives proof satisfactory to it of your commission of theft or embezzlement from Chart, or any other crime against Chart;

iii).

You, for yourself or any other person, firm corporation or other entity, (a) solicit business from customers of Chart, (b) diverts or attempts to divert any business from Chart, or otherwise interferes with the business or employment relationship between Chart or any customer, employee or sales representative thereof or; (c) disclose or furnishes to any competitor or any person, firm, corporation or other entity, or uses on your own behalf, any confidential or secret information or data of or relating to Chart; or

iv).

You fail or refuse or are unable to perform your services and duties for Chart as provided for in the offer letter referenced above, or as reasonably assigned to you by Chart, or commit any act of gross negligence, corporate waste, disloyalty, or unfaithfulness to Chart which adversely affects the business of Chart, any material breach of your employment obligations as set forth in part herein, or any other act or course of conduct which could reasonably be expected to have an adverse affect on Chart’s business such as, by way of example only, intentionally causing Chart to violate federal, state or local environmental, labor, antitrust, or other similar laws, or sexual or other illegal harassment of employees.

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Michael F. Biehl
July 25, 2001

2.     Twenty-four (24) months of salary continuation in the case of a “Change of Control”:

In the event that your employment is terminated due to a “Change in Control”, then Chart shall continue your then present base salary for a period of twenty-four (24) months from the date of your involuntary termination due to a “Change in Control”. The term “Change in Control” shall mean the following:

i).

the purchase of at least 50.1% of Chart’s common stock (which includes any securities convertible into such common stock) pursuant to a tender offer or exchange (other than a tender offer or exchange by Chart);

ii).

the date of approval by stockholders of Chart of an agreement providing for any consolidation or merger of Chart in which Chart will not be the continuing or surviving corporation or pursuant to which shares of the capital stock, of any class or any securities convertible into cash, securities, or other property, other than a merger of Chart in which the holders of common stock of all classes of Chart immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger;

iii).

the date of the approval by stockholders of Chart of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Chart; or

iv).	the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of chart.

I trust the terms of and the foregoing clarifications and modifications to the offer letter referred to above, which is incorporated herein by reference, are acceptable to you. If so, please indicate your acceptance and agreement to the same below and return one copy of this letter agreement to me.

Michael, I look forward to having you join the Chart team and working with you.

Best regards,	Acknowledged and agreed to by:

/s/ Arthur S. Holmes
/s/ Michael F. Biehl 7/25/01
Arthur S. Holmes	Michael F. Biehl Date
Chairman & Chief Executive Officer

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